Exhibit 1
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is dated as of June 1, 2007, by and among Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), and the purchasers set forth on Schedule 1 attached hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, securities of the Company as more fully described in this Agreement.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:
     “Action” shall have the meaning ascribed to such term in Section 3.1(j).
     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.
     “Affiliate Transaction” shall have the meaning ascribed to such term in Section 4.9(e).
     “Board of Directors” means, at any time, the board of directors of the Company.
     “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of Minnesota or State of New York are authorized or required by law or other governmental action to close.
     “Capital Lease” means any lease required to be capitalized in accordance with GAAP.
     “Certificate” shall have the meaning ascribed to such term in Section 2.1.
     “Closing” shall have the meaning ascribed to such term in Section 2.2.

     “Closing Date” shall have the meaning ascribed to such term in Section 2.2.
     “Closing Fee” shall have the meaning ascribed to such term in Section 5.3.
     “Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter have been reclassified or changed.
     “Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
     “Company Counsel” means Faegre and Benson LLP.
     “Company Group” means, collectively, the Company and its Subsidiaries.
     “Company Shareholders’ Meeting” shall have the meaning ascribed to such term in Section 4.10(b).
     “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Shares and all shares of Common Stock issued in exchange or substitution therefor.
     “Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.
     “EBITDA” means, for any period, the net income of the Company Group for such period plus (a) without duplication and to the extent deducted in determining such net income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization for such period, and minus (b) to the extent included in determining such net income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.
     “Effective Date” means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the SEC.
     “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.
     “Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Cap” shall have the meaning ascribed to such term in the Certificate.
     “GAAP” shall have the meaning ascribed to such term in Section 3.1(h).
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person except the Company or a wholly owned Subsidiary (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for the collection or deposit in the ordinary course of business of the Company consistent with past practice.
     “Governmental Agency” means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.
     “Indebtedness” of any Person, means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business consistent with past practice), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing rights, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations under Capital Leases of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, and (j) all obligations of such Person in respect of bankers’ acceptances, provided that Indebtedness shall not include any indebtedness of the Company solely to one or more wholly owned Subsidiaries or any indebtedness of any wholly owned Subsidiary solely to one or more of the Company or another wholly owned Subsidiary. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
     “Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).
     “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
     “Losses” shall have the meaning ascribed to such term in Section 4.12(a).
     “Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).
     “Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).
     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Agency or other entity of any kind.
     “Plan” or “Plans” shall have the meaning ascribed to such term in Section 3.1(hh).
     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
     “Proxy Statement” shall mean a proxy statement relating to the Company Shareholders’ Meeting, as amended or supplemented from time to time.
     “Purchaser 1” shall mean Marathon Fund Limited Partnership V.
     “Purchaser 1 Directors” shall mean the two individuals designated by Purchaser 1 in writing to the Company, which two individuals shall initially be Michael T. Sweeney and Darren L. Acheson, or any successor Purchaser 1 Directors subsequently designated by Purchaser 1 in writing to the Company.
     “Purchaser Party” shall have the meaning ascribed to such term in Section 4.7.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, by and among the Company and the Purchasers, in the form of Exhibit A attached hereto.

     “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Conversion Shares, the Warrant Shares, or both.
     “Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).
     “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).
     “Securities” means the Shares, Warrants, Conversion Shares, and Warrant Shares.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” means the shares of Series A Preferred Stock, $0.01 par value per share, issued or issuable to the Purchasers pursuant to the Transaction Documents.
     “Subsidiary” means any subsidiary of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the SEC pursuant to the Exchange Act.
     “Subscription Amount” means, with respect to any Purchaser, the amount set forth opposite such Purchaser’s name in the appropriate column on Schedule 1 attached hereto.
     “Support Agreement” means the Support Agreement, dated the date hereof, by and among the Company and the Purchasers, in the form of Exhibit B attached hereto.
     “Threshold” shall have the meaning ascribed to such term in Section 4.7(a).
     “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.
     “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
     “Transaction Documents” means this Agreement, the Registration Rights Agreement, the Support Agreement, the Certificate, the Warrants and any other documents or agreements executed in connection with the transactions contemplated hereunder.
     “Warrants” means the warrants, dated the date hereof, issued by the Company to each of the Purchasers, to purchase shares of Common Stock, each such warrant in the form of Exhibit C attached hereto, and all warrants issued in exchange or substitution therefor.
     “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants and all shares of Common Stock issued in exchange or substitution therefor.
ARTICLE II.
PURCHASE AND SALE
     2.1 Certificate of Designation; Purchase and Sale of Shares and Warrants. The Company shall adopt and file with the Secretary of State of Minnesota on or before the Closing, a Certificate of Designation of Series A Preferred Stock in the form attached hereto as Exhibit D (the “Certificate”). At the Closing, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase, severally and not jointly, from the Company (a) the number of Shares set forth opposite such Purchaser’s name in the appropriate column on Schedule 1 attached hereto, and (b) a Warrant to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name in the appropriate column on Schedule 1 attached hereto. The aggregate purchase price to be paid by each Purchaser for the Shares and the Warrant such Purchaser is hereby purchasing shall be an amount equal to such Purchaser’s Subscription Amount.
     2.2 Closing. The closing of the purchase and sale of the Shares and Warrants pursuant to this Agreement (the “Closing”) shall occur upon satisfaction of the conditions set forth in Sections 2.4, at the offices of Dorsey & Whitney LLP, 50 Sixth Street South, Minneapolis, Minnesota 55402, or such other location as the parties hereto shall mutually agree (the date of such closing, the “Closing Date”). Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall deliver to each Purchaser the Shares and Warrant being purchased by such Purchaser pursuant to this Agreement and such Purchaser shall pay to the Company such Purchaser’s Subscription Amount.
     2.3 Deliveries.
     (a) On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:
     (i) a certificate or certificates representing the Shares, registered in the name of such Purchaser;

     (ii) a Warrant, exercisable for the number of Warrant Shares set forth opposite such Purchaser’s name in the appropriate column on Schedule 1 attached hereto;
     (iii) a copy of the Certificate as filed with the Secretary of State of Minnesota, certified by the Secretary of State of Minnesota;
     (iv) the Registration Rights Agreement duly executed by the Company; and
     (v) a legal opinion of Company Counsel opining on matters of due authorization, execution and delivery; no required consents of governmental authorities; no conflicts with applicable laws, charter documents, known court orders or material contracts; due authorization of Shares; reservation and due authorization of Common Stock upon conversion of Shares and exercise of Warrants; no registration under federal securities laws; and enforceability against the Company of the Transaction Documents, subject in each case to customary assumptions, qualifications and exceptions, including those disclosed in this Agreement or the Disclosure Schedule. Such Company Counsel may state that its opinion is limited to matters governed by the federal laws of the United States of American and the laws of the State of Minnesota.
     (b) On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:
     (i) the Registration Rights Agreement duly executed by such Purchaser; and
     (ii) such Purchaser’s Subscription Amount by wire transfer to an account as specified in writing by the Company at least two Business Days prior to the Closing.
     2.4 Closing Conditions.
     (a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:
     (i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchasers contained herein;
     (ii) all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the Closing Date shall have been performed in all material respects; and
     (iii) the delivery by the Purchasers of the items set forth in Section 2.3(b) of this Agreement.

     (b) The obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:
     (i) the accuracy when made and on the Closing Date of the representations and warranties of the Company contained herein, except to the extent any inaccuracies, individually or in the aggregate, would not have or be reasonably likely to result in a Material Adverse Effect (provided that solely for purposes of this Section 2.4(b)(i), any representation or warranty in Section 3.1 that is qualified by materiality or Material Adverse Effect language shall be read as if such language were not present);
     (ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed in all material respects;
     (iii) the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement;
     (iv) there shall have been no Material Adverse Effect since the date hereof;
     (v) application for the listing of the Conversion Shares and Warrant Shares shall have been completed by the Company and the Company shall not have any reason to believe that official notice of issuance will not be given by the Trading Market prior to the Company Shareholders’ Meeting;
     (vi) representatives of Purchaser 1 shall have met with a representative of each of the four landlords identified in Schedule 2.4(b) of the Disclosure Schedule with respect to proposed modifications (of a nature that do not include financial or duration modifications) to the Leases controlled by such landlords to enable the Company to execute the future business strategy for the Company in substantially the manner discussed by Purchaser 1 with the Company (and Purchaser 1 agrees to use its commercially reasonable efforts to facilitate such meetings as soon as reasonably practicable after the execution of this Agreement); and, following such meetings, Purchaser 1 shall be satisfied, in its reasonable discretion, that such landlords will make such modifications in their Leases within a reasonable time after the date of such meetings; and
     (vii) The Company and General Electric Capital Corporation (“GE Credit”) shall have entered into an amendment of the Fifth Amended and Restated Credit Agreement, dated as of December 29, 2006, as amended as of February 12, 2007, and related pledge agreements and guaranty, containing substantially the terms set forth in the term sheet received by the Company and Purchaser 1 from GE Credit and consenting to the transactions contemplated by this Agreement, in form reasonably satisfactory to Purchaser 1.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. Except as set forth under the corresponding section of the Disclosure Schedules, the Company hereby represents and warrants to each of the Purchasers as of the date hereof and as of the Closing Date as follows:
     (a) Subsidiaries. All direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary were validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.
     (b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and each Subsidiary is duly qualified to conduct its respective business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (other than (1) such effect generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such effect disproportionately affects the Company and its Subsidiaries, taken as a whole, (2) general economic or securities market conditions in the United States, except to the extent that such conditions disproportionately affect the Company and its Subsidiaries, taken as a whole, (3) the public announcement or existence of this Agreement and the transactions contemplated hereby, (4) acts of terrorism or war (whether or not declared), or (5) such effect resulting from or relating to compliance with the terms of, or the taking of action required by, this Agreement, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”), and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

     (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or its shareholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
     (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Securities, and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Agency to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have, and would not reasonably be expected to result in, a Material Adverse Effect.
     (e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other Governmental Agency or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Sections 4.4 and 4.6 of this Agreement, (ii) the filing with the SEC of the Registration Statement, (iii) an application to the NASDAQ Global Market for the listing of the Conversion Shares and Warrant Shares for trading thereon in the time and manner required thereby, (iv) the filing of

Form D with the SEC and such filings as are required to be made under applicable state securities laws, and (v) the filing of the Certificate with the Secretary of State of Minnesota (collectively, the “Required Approvals”).
     (f) Issuance of the Securities. The Shares and Warrants are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Conversion Shares and Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. As of the Closing, the Company will have reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, in each case, as of the Closing Date.
     (g) Capitalization. The capitalization of the Company is as set forth on Schedule 3.1(g). The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options or the issuance of shares of Common Stock to employees under any Plans, as the case may be or pursuant to the conversion or exercise of outstanding Common Stock Equivalents. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and as set forth in the Company’s most recently filed periodic report under the Exchange Act, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Securities. All grants of employee stock options comply with the terms of the Plans, as approved by the Company’s shareholders, pursuant to such grants were made, and with the terms of any policies and procedures with respect to stock option grants as adopted by the Board of Directors. The Company has not granted stock options to its employees or directors for which the grant date as determined under FAS 123R is different from the date of the action taken to grant the option, except when the action taken preceded the commencement of an employee’s employment and the grant was effective upon commencement of the employee’s employment. The Company has not coordinated the grant date for employee or director stock options or restricted stock grants in a manner to benefit the option holders from the public release of material non-public information regarding the Company. Any statements in the SEC Reports (as defined below) regarding employee and director stock options are complete and accurate in all material respects. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.
     (h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
     (i) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had, or that could reasonably be expected to result in, a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business of the Company consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Plans. The Company does not have pending before the SEC any request for confidential treatment of information.
     (j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, or Governmental Agency (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have, or would reasonably be expected to result in, a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
     (k) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which would reasonably be expected to result in a Material Adverse Effect.
     (l) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Agency, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Agency, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as would not have, and would not reasonably be expected to result in, a Material Adverse Effect.
     (m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have, and would not reasonably be expected to result in, a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.
     (n) Title to Assets.

     (i) The Company and the Subsidiaries do not own any real property. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.
     (ii) Any real property and facilities held under lease by the Company and the Subsidiaries (such leases, collectively, the “Leases”) are set forth on Schedule 3.1(n)(ii) of the Disclosure Schedule and, except for those Leases, the Company is not a party to any other oral or written agreement conveying any interest in real property, including, without limitation, leases, subleases and licenses. The Company has delivered, or will deliver prior to the Closing Date, to Purchaser 1 true and complete copies of all Leases listed on Schedule 3.1(n)(ii) of the Disclosure Schedule.
     (iii) Each Lease is presently in full force and effect.
     (iv) Each Lease, including all amendments thereof and modifications thereto, represents the entire agreement under which the respective tenant occupies the corresponding premises, and there are no material verbal or otherwise unwritten agreements or understandings.
     (v) There are no material uncured defaults on the part of a landlord or a tenant under one or more Leases, and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a material default by either party thereunder.
     (vi) All material improvements required by the terms of one or more Leases to be made by a landlord have been completed and the tenant thereunder is satisfied with such improvements ,other than improvements that are in process or are planned to commence after the date hereof, none of which improvements are expected to be completed after the date contemplated by the terms of the applicable Lease therefor.
     (o) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would have, or would reasonably be expected to result in, a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has since February 1, 2004, (i) received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person, or (ii) received a written invitation to license any Intellectual Property Rights of a Person in order to avoid such a violation or infringement. To the knowledge of the Company, all material Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any material Intellectual Property Rights.
     (p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including, without limitation, products liability, and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to $40,000,000. To the best knowledge of the Company, such insurance contracts and policies are accurate and complete. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries respective lines of business.
     (q) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company, or any person who served as an officer or director in the 12 months prior to the date of this Agreement, and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any Plan.
     (r) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that has materially affected, or, to the knowledge of the Company, is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (s) Certain Fees. Except for the fees payable to Greene Holcomb & Fisher LLC, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. No Purchaser shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of Greene Holcomb & Fisher LLC or any other Persons for fees of a type contemplated in this Section 3.1(s) that may be due in connection with the transactions contemplated by the Transaction Documents.
     (t) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.
     (u) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares and Warrants, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
     (v) Registration Rights. Other than the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.
     (w) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ Global Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, or the valid listing of the Common Stock on the NASDAQ Global Market, nor has the Company received any notification that the SEC is contemplating terminating such registration or that the NASDAQ Global Market is contemplating terminating such listing. The authorization and issuance of the Securities will not violate any listing or maintenance requirement of the Trading Market, or prevent the Company from listing the Conversion Shares or the Warrant Shares on the Trading Market. After giving effect to the consummation of the transactions contemplated by this

Agreement, the Company shall have satisfied the listing requirements of the NASDAQ Manual.
     (x) Application of Takeover Protections. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, the Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to any Purchaser as a result of the such Purchaser and the Company fulfilling their respective obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and such Purchaser’s ownership of the Securities.
     (y) Disclosure. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.
     (z) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.
     (aa) Solvency. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash and anticipated cash flow of the Company, together with the proceeds the Company would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Assuming the receipt by the Company of the proceeds from the sale of the Securities hereunder, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The SEC Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness in excess of $50,000.
     (bb) Form S-3 Eligibility. The Company is eligible to register the resale of the Conversion Shares and the Warrant Shares for resale by the Purchasers on Form S-3 promulgated under the Securities Act.
     (cc) Tax Status. Except for matters that would not, individually or in the aggregate, have, or would reasonably be expected to result in, a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.
     (dd) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers.
     (ee) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     (ff) Accountants. The Company’s accountants are set forth in the SEC Reports. To the knowledge of the Company, such accountants, who the Company expects will express their opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the year ending February 2, 2008, are a registered public accounting firm as required by the Securities Act.
     (gg) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (other than for the placement agent’s placement of the Securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.
     (hh) ERISA; Employee Benefits. Section 3.1(hh) of the Disclosure Schedules sets forth a complete and correct list of each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material benefit plan, program or arrangement maintained, established, sponsored, contributed, or required to be contributed, to by any member of the Company Group, or with respect to which the Company Group has any material liability (each a “Plan” and collectively, the “Plans”). The Company Group does not maintain, contribute to, or have any liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any “multiemployer plan” (as defined in Section 3(37) of ERISA), and does not otherwise have any current or potential liability under Title IV of ERISA. No Plan that is required to be funded has any unfunded or underfunded liabilities. Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified. Each of the Plans has been maintained, funded and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code, and any other applicable laws. The Company Group has no current or potential liability under ERISA or the Code by reason of being considered a single employer under Section 414 of the Code with any Person other than a member of the Company Group.
     (ii) Environment, Health and Safety.
                         (i) Each member of the Company Group has complied and is in compliance with all Environmental and Safety Requirements that are applicable to the Company Group’s business, except where the failure to comply would not have, and would not reasonably be expected to result in, a Material Adverse Effect;
                         (ii) Since February 1, 2004, no member of the Company Group has received any written notice, report or other information regarding any material liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to such member of the Company Group or such member’s facilities and arising under Environmental and Safety Requirements; and
                         (iii) No member of the Company Group has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements, which liability has not been fully discharged.
     3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date to the Company as follows:

     (a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
     (b) Own Account. Such Purchaser understands that the Securities are restricted securities and have not been registered under the Securities Act or any applicable state securities law and such Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling the Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of the Securities (this representation and warranty not limiting such Purchaser’s right to sell the Conversion Shares or the Warrant Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.
     (c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it converts any Shares into Conversion Shares, or exercises a Warrant for Warrant Shares, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.
     (d) Experience of Purchasers. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

     (e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
     (f) Access to Information. Such Purchaser acknowledges that it has reviewed the Disclosure Schedules and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Schedules and the Company’s representations and warranties contained in the Transaction Documents.
     (g) Disclosure. Such Purchaser acknowledges and agrees that the Company is not making, nor has made, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.1 hereof, and the Transaction Documents.
     (h) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision.
     (i) Facts Related to Inapplicability of Takeover Protection. Purchaser 1 represents and warrants that immediately prior to the execution and delivery of this Agreement, it is not the beneficial owner of 10% or more of the voting power of the outstanding shares entitled to vote of the Company and is not, immediately prior to the execution and delivery of this agreement, an affiliate or associate of the Company, for which purposes the terms “beneficial owner,” “affiliate,” and “associate” shall have the meanings set forth in the respective definitions thereof in the Minnesota Business Corporation Act. Purchaser 2 represents and warrants that it has been the beneficial owner of 10% or more of the voting power of the outstanding shares entitled to vote of the Company for more than four years.
     (j) GE Credit. Assuming the full cooperation of the Company and no significant deterioration in its business after the date hereof, and credit committee approval by GE Credit, Purchaser 1 is not aware of any facts suggesting that GE Credit will not agree to the amendment set forth in Section 2.4(b)(vii).

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
     4.1 Transfer Restrictions.
     (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an affiliate of a Purchaser who is an “accredited investor” as defined in Rule 501(a) under the Securities Act, or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.
     (b) Each Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.
     The Company acknowledges and agrees that any Purchaser may from time to time pledge or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement, the Registration Rights Agreement, and the Support Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the applicable Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Conversion Shares or the Warrant Shares are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder.
     (c) Certificates evidencing the Securities shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) following the resale of Securities pursuant to an effective registration statement (including the Registration Statement) covering the resale of such Securities under the Securities Act, if applicable, or (ii) following any sale of such Securities pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), or (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act and the rules and regulations promulgated thereunder (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder, as applicable. If all or any portion of the Shares are converted, or all or any portion of a Warrant is exercised, at a time when there is an effective registration statement to cover the resale of the Conversion Shares, the Warrant Shares, or both, as applicable, such Conversion Shares, Warrant Shares or both, as applicable, shall be issued free of all legends.
     (d) The Company agrees that following the Effective Date or at such time as such legend is no longer required under Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of (i) a certificate representing Shares, Conversion Shares, or Warrant Shares, as the case may be, or (ii) a Warrant, in each case, issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate or replacement Warrant, as the case may be, representing such shares or Warrant, as the case may be, that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Conversion Shares or Warrant Shares subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System.
     4.2 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to such Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for such Purchaser to sell the Securities under Rule 144. The Company further covenants that it will take such further action as such Purchaser may reasonably request, all to the extent required from time to time to enable such Purchaser to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
     4.3 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval of the sale of the Securities to the Purchasers unless shareholder approval is obtained before the closing of such subsequent transaction.
     4.4 Confidentiality; Required Disclosure. Each party hereto shall, and shall cause its affiliates to, keep confidential and not to publish (by press release, press interview, or otherwise) or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a confidential or proprietary nature furnished to it by any other party, or the existence and terms of this Agreement, the Support Agreement, or the Registration Rights Agreement, or the existence or results of the parties’ collaboration hereunder or thereunder, without the prior written approval of each other party, except to those of such party’s employees and representatives as may need to know such information for purposes of the transactions contemplated by the parties’ agreements, and except as required by applicable law or by obligations pursuant to any listing agreement with or rules of any Trading Market. In the event of any such required disclosure, including the filings described in below, the disclosing party will, to the extent practical, (i) provide each other party with written notice of the required disclosure at least 24 hours in advance of such disclosure, and (ii) limit such disclosure to the minimum reasonably deemed by such party to be required under the applicable law or obligations. The confidentiality obligation described above shall not apply to information of any party which: (a) was already known by the recipient prior to the time of its disclosure by the disclosing party to the recipient; (b) is publicly available or later becomes publicly available through no fault of the recipient; or (c) is disclosed to the recipient by a third party having no similar confidentiality obligation. This obligation shall terminate three years after execution of this Agreement. Notwithstanding anything to the contrary set forth above, the Company shall (i) timely file with the SEC a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement, the Warrants, the Support Agreement, and the Registration Rights Agreement and may file this Agreement, the Registration Rights Agreement, the Warrants or form of Warrant, and the Support Agreement as an Exhibit to such 8-K or a Form 10-Q, and (ii) make such other filings and notices in the manner and time required by the SEC and the Trading Market, provided, in the case of a filing or notice described in clause (i) or (ii) above, that the information contained in such filing or notice (other than the filing of such Transaction Documents) is limited to the information reasonably deemed necessary by the Company in order for the Company to comply with the Exchange Act and the regulations promulgated thereunder or the other applicable legal or Trading Market obligations.
     4.5 Shareholder Rights Plan. No claim will be made or enforced by the Company or, to the knowledge of the Company, any other Person that any Purchaser is an “Acquiring Person” under any shareholder rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.
     4.6 Proxy Statement; Company Shareholders’ Meeting; Recommendation of Board of Directors.
          (a) Proxy Statement. As promptly as practicable following the Closing Date, the Company shall prepare, and provide to Purchaser 1 for review and comment, the Proxy Statement. The Company shall include any comments to the Proxy Statement as Purchaser 1 shall reasonably request to be included. Subject to such review and comment of Purchaser 1, as soon as practicable, and in any event no later than 15 days, following the Closing Date, the Company shall file the Proxy Statement with the SEC. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the later of (i) ten (10) days after the date the Company files the Proxy Statement with the SEC and (ii) the date the Company receives notice from the SEC that it has no further comments on the Proxy Statement. The Company shall cooperate and provide Purchaser 1 with an opportunity to review and comment on any amendment or supplement to the Proxy Statement, and shall include any comments to any such amendment or supplement as Purchaser 1 shall reasonably request to be included. The Company will advise Purchaser 1 promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time any information relating to the Company, or any of its Affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement.
          (b) Shareholders’ Meeting. The Company shall, as promptly as practicable after the later of (i) ten (10) days after the date the Company files the Proxy Statement with the SEC and (ii) the date the Company receives notice from the SEC that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable law and the Company’s articles of incorporation and by-laws, as each is amended, to duly give notice of, convene and hold a meeting of its shareholders to be held as promptly as practicable to consider the approval and adoption of the elimination of the Exchange Cap (the “Company Shareholders’ Meeting”). The Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the elimination of the Exchange Cap, and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NASDAQ Global Market or applicable law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the elimination of the Exchange Cap or, if, as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall use commercially reasonable efforts such that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with applicable law, the rules of the NASDAQ Global Market and the Company’s articles of organization and by-laws, as each is amended. Without the prior written consent of Purchaser 1, the elimination of the Exchange Cap shall be the only matter which the Company shall propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting.
     (c) Recommendation of Board of Directors.
     (i) The Board of Directors shall recommend that its shareholders vote in favor of the elimination of the Exchange Cap at the Company Shareholders’ Meeting.
     (ii) The Proxy Statement shall include a statement to the effect that the Board of Directors has recommended that the Company’s shareholders vote in favor of the elimination of the Exchange Cap.
     (iii) Neither the Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Purchaser 1, the recommendation of the Board of Directors that the Company’s shareholders vote in favor of the elimination of the Exchange Cap.
     4.7 Indemnification of Purchasers.
          (a) Subject to the provisions of this Section 4.7, the Company will indemnify and hold each Purchaser and its directors, officers, stockholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, without giving effect to any materiality, Material Adverse Effect or any similar qualifications, or (ii) any action instituted against any Purchaser, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such shareholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance); provided, however, that the Company will not have any obligation under Section 4.7(a)(i) above, unless and until the aggregate amount of all Losses for which the Company is obligated thereunder exceeds $200,000 (the “Threshold”), and if the amount of such Losses exceeds the Threshold, then the Company will be obligated for the entire portion of such Losses from the first dollar thereof.

          (b) If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or in the other Transaction Documents. The Company shall not approve the settlement of any claims against a Purchaser Party without the written consent of such Purchaser Party, unless such settlement holds such Purchaser Party harmless and releases the Purchaser Party from all claims.
     4.8 Conduct of the Business. Between the date hereof and the earlier to of the Closing Date and the date of termination of this Agreement pursuant to Section 5.1, the Company shall be operated only in the ordinary course of its business, under the direction and control of its board of directors.
     4.9 Notice of Certain Events and Access to Information. Between the date hereof and the earlier to of the Closing Date and the date of termination of this Agreement pursuant to Section 5.1, the Company shall:
          (a) promptly, and no later than 24 hours after receipt thereof, provide to Purchaser 1 notice, and all supporting documentation received by the Company, of any inquiry, request, proposal, or offer, whether oral or written, with respect to an investment in, or purchase of, any securities or assets of the Company or any of its Subsidiaries, other than sales of inventory in the ordinary course of business; provided that, the foregoing obligation shall be subject to any contractual confidentiality obligations to which the Company is subject immediately prior to the date of this Agreement;
          (b) provide full access at all reasonable times and upon reasonable notice to the facilities, officers, employees, products, processes, technology, business and financial records, contracts, business plans, budget and projections, customers, suppliers and other information regarding the Company and the Subsidiaries as Purchaser 1 may reasonably request, and, to the extent permitted by KPMG LLP, the work papers of KPMG LLP, the Company’s independent accountants, and otherwise provide such assistance as is reasonably requested by Purchaser 1 in order that Purchaser 1 may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company and the Subsidiaries; and
          (c) and shall cause its officers and directors to cooperate fully (including providing introductions where necessary) with Purchaser 1 to enable Purchaser 1 to use its commercially reasonable efforts to satisfy the conditions set forth in Section 2.4(b)(vi) and (vii).

ARTICLE V.
MISCELLANEOUS
     5.1 Termination. This Agreement may be terminated by the Purchasers or the Company by written notice to the other parties hereto, if the Closing has not been consummated on or before July 31, 2007; provided that, if the conditions set forth in Section 2.4(b)(vi) and (vii) shall not have been satisfied on or prior to June 15, 2007 and the Purchasers shall not have waived the conditions to Closing pursuant to Section 2.4(b)(vi) and (vii) on or prior to June 15, 2007 that are not satisfied by that date, this Agreement may be terminated by the Company. In the event this Agreement is terminated pursuant to the preceding sentence, all provisions of this Agreement shall terminate and there shall be no liability on the part of any party hereto, or their respective officers, directors, managing directors, members or shareholders, except for willful misconduct by any party hereto and except that the following Sections shall survive any such termination indefinitely: Sections 5.2, 5.3 (second sentence only), 5.16 and 5.17.
     5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, including in Section 5.3 below, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities.
     5.3 Closing Fee; Purchasers’ Fees and Expenses. On the Closing Date, in consideration for the services Purchaser 1 performed in structuring and arranging the transactions contemplated by this Agreement and the Transaction Documents, the Company will pay to Purchaser 1 a transaction fee equal to 1% of Purchaser 1’s Subscription Amount in connection with the purchase and sale of the Securities hereunder (the “Closing Fee”), by wire transfer of immediately available funds to an account indicated to the Company by such Purchaser. In addition, the Company shall reimburse the Purchasers for (i) the reasonable fees and expenses of Dorsey & Whitney LLP incurred by Purchasers in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Transaction Documents and (ii) all other reasonable fees and out-of-pocket expenses incurred by the Purchasers in connection with the transactions contemplated hereunder (collectively, “Purchaser Expenses”), provided that the aggregate amount which the Company shall be required to reimburse shall not exceed $500,000 and if the Purchaser Expenses exceed $500,000, Purchaser 1’s Purchaser Expenses shall be reimbursed before the other Purchasers’ Purchase Expenses and if Purchaser 1’s Purchaser Expenses do not exceed $500,000, the other Purchasers shall be reimbursed pro rata based upon their total Purchaser Expenses. After the Closing Date, the Company agrees to reimburse the Purchasers for all fees and expenses incurred in connection with any future amendment to, waiver of or the enforcement by the Purchasers of any of their rights arising under this Agreement or any of the Transaction Documents, or in connection with the review of the Company’s proxy statement for any meeting of the Company’s shareholders.
     5.4 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     5.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Eastern Time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto until changed by notice given in accordance with this Section.
     5.6 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
     5.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers.”
     5.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.12.
     5.10 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts located in Hennepin County, Minnesota, U.S.A. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Hennepin County, Minnesota, U.S.A. for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding has been commenced in an improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     5.11 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.
     5.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
     5.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
     5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
     5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
     5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or such Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     5.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.
(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THE COMPANY:		Address for Notice:

WILSONS THE LEATHER EXPERTS INC.		7401 Boone Avenue North
Brooklyn Park, MN 55428
Attn: Chief Financial Officer
Fax No.: (763) 391-4000
By:	/s/ Stacy A. Kruse

Name: Stacy A. Kruse
	Title: Chief Financial Officer	With a copy to:

Faegre & Benson LLP 2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attn: Philip S. Garon
Fax No.: (612) 766-1600

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

	PURCHASER:	Address for Notice:

	MARATHON FUND LIMITED PARTNERSHIP V	90 South Seventh Street, Suite 3700
Minneapolis, MN 55402
Attn: Michael T. Sweeney
	By: Miltiades, LLP	Fax No.: (612) 338-2860
Its: General Partner

With a copy to:
By: Marathon Ultimate GP, LLC
Its: General Partner
Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
By:	/s/ Michael S. Israel Name: Michael S. Israel	Minneapolis, MN 55402 Attn: Robert A. Rosenbaum
	Title: Manager	Fax: (612) 340-7800

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

PURCHASER:		Address for Notice:

PENINSULA INVESTMENT PARTNERS, L.P.		404B East Main Street, 2nd Floor
Charlottesville, VA 22902
By: Peninsula Capital Appreciation, LLC		Attention: Mr. R. Ted Weschler
Its: General Partner		Fax No.: (434) 220-9321

By:	/s/ R. Ted Weschler Name: R. Ted Weschler
Title: Managing Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

	PURCHASER:	Address for Notice:

	QUAKER CAPITAL PARTNERS I, L.P.	401 Wood Street, Suite 1300
Pittsburgh, PA 15222
	By: Quaker Premier, LP	Attention: Mark G. Schoeppner
	Its: General Partner	Fax No.: (412) 281-0323

By: Quaker Capital Management Corp.
Its: General Partner

By:	/s/ Mark G. Schoeppner Name: Mark G. Schoeppner
Title: President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

	PURCHASER:	Address for Notice:

	QUAKER CAPITAL PARTNERS II, L.P.	401 Wood Street, Suite 1300
Pittsburgh, PA 15222
	By: Quaker Premier II, LP	Attention: Mark G. Schoeppner
	Its: General Partner	Fax No.: (412) 281-0323

By: Quaker Capital Management Corp.
Its: General Partner

By:	/s/ Mark G. Schoeppner Name: Mark G. Schoeppner
Title: President

Schedule 1
Purchasers

Purchaser	Shares	Warrant Shares	Subscription Amount
Marathon Fund Limited Partnership V	35,000	11,666,667	$35,000,000
Peninsula Investment Partners, L.P.	5,000	1,666,667	$5,000,000
Quaker Capital Partners I, L.P.	3,150	1,050,000	$3,150,000
Quaker Capital Partners II, L.P.	1,850	616,666	$1,850,000

List of Exhibits

Exhibit A	Form of Registration Rights Agreement (See Form of Registration Rights Agreement filed as Exhibit 5 to Schedule 13D of Marathon Fund Limited Partnership V on June 11, 2007).
Exhibit B	Form of Support Agreement (See Support Agreement, dated as of June 1, 2007, by and among Wilsons The Leather Experts Inc., Marathon Fund Limited Partnership V, Peninsula Investment Partners, L.P., Quaker Capital Partners I, L.P., and Quaker Capital Partners II, L.P. filed as Exhibit 4 to Schedule 13D of Marathon Fund Limited Partnership V on June 11, 2007).
Exhibit C	Form of Warrant (See Form of Warrant filed as Exhibit 2 to Schedule 13D of Marathon Fund Limited Partnership V on June 11, 2007).
Exhibit D	Form of Certificate (See Form of Certificate of Designations filed as Exhibit 3 to Schedule 13D of Marathon Fund Limited Partnership V on June 11, 2007).